Exhibit 99.1

Press Release

May 21, 2008

Universal Capital Management Expands/Adds Additional Management Team

WILMINGTON, Del., May 21 /PRNewswire-FirstCall/ -- Universal Capital Management, Inc. (OTC Bulletin Board: UCMT), a Wilmington, Delaware business development company that provides management and strategic growth resources to emerging growth companies, announced today the opening of its second corporate office, which is located in Atlanta, Georgia. Ched Hoover, an Atlanta native and Universal's newest vice president, will head the new office.

Mr. Hoover has over 20 years experience working with financial services and technology companies, focusing on marketing, business development and public relations. He spent more than 10 years in capital markets and real estate with firms including Nations Bank, Hall Financial Group, Days Inns of America and Interstate/Johnson Lane. He was also a key member of the core team that founded NetBank. Mr. Hoover holds a BBA from the University of Georgia and an MBA from Georgia State University.

"We believe Universal has become a new paradigm in venture capital, and we are gaining greater acceptance by new companies looking to fund their business concepts," said President and CEO Michael D. Queen. "We continue to see development in our existing portfolio companies, and we are very excited with the addition of the several new portfolio companies that have joined us in the third and fourth quarter. We hope the opening of our new Atlanta office is just the beginning of the opening of additional offices throughout the U.S."

About Universal Capital Management, Inc.: Universal Capital Management, Inc. is a publicly traded Business Development Company created under the Investment Act of 1940. Its purpose is to assist its portfolio companies with funding and management to facilitate growth, and increase their value. Please refer to the company's website at http://www.unicapman.com .

Forward-Looking Statements:

The information contained in this press release may contain "forward- looking statements." You can identify these statements by use of the words "may," "will," "should," "plans," "explores," "expects," "anticipates," "continue," "estimate," "project," "intend," "believe," and similar expressions. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. These risks and uncertainties include, but are not limited to the following which could affect Universal Capital Management, Inc. or one or more portfolio companies: general economic and business conditions, effects of continued geopolitical unrest, competition, changes in technology and methods of marketing, delays in completing various engineering and manufacturing programs, changes in customer order patters, changes in product mix, continued success in technological advances and delivering technological innovations, shortages in components, production delays due to performance quality issues with outsourced components, and various other factors beyond the Company's control. The Company assumes no obligation to update publicly or revise any forward-looking statements.